                      PARADIGM MUSIC ENTERTAINMENT COMPANY
                              67 IRVING PLACE NORTH
                            NEW YORK, NEW YORK 10003

                                February 14, 1997

Mr. Michael Goldberg
106 Surrey Street
San Francisco, California  94131

                                Letter of Intent

Dear Michael,

         This is to confirm the mutual intention of Paradigm Music Entertainment Company ("Paradigm") and Michael Goldberg "Goldberg"), doing business as "Addicted to Noise", that Paradigm, through its wholly-owned subsidiary SonicNet, Inc. ("SonicNet") or another affiliate, will purchase all of the assets, subject to the liabilities described below, of the "Addicted to Noise" internet website publishing business (the "ATN Business"), subject to the terms and conditions specified below.

1. Purchase Price. The aggregate purchase price (the "Purchase Price") for the assets of the ATN Business (the "Assets") will be up to 75,000 shares of Class A Common Stock, par value $0.01 per share ("Paradigm Common Stock"), as set forth in paragraph 1a below plus approximately $ 220,000 in cash and promissory notes as set forth in paragraph 1b below.

         a. Of the 75,000 shares of Paradigm Common Stock, 50,000 shares of Paradigm Common Stock will be delivered at the Closing hereinafter referred to (the "Closing") and 25,000 shares of Paradigm Common Stock will be delivered if, and only if, on or before December 31, 1998 the combined site traffic of the "Addicted to Noise" and "SonicNet" websites (including sites linked or ancillary thereto which are maintained by SonicNet) and any other websites maintained by SonicNet or maintained by Paradigm or its affiliates with the substantive participation of Goldberg equal or exceed 250% of the combined site traffic of such sites as of the Closing Date (as defined below). If such combined site traffic level has not been achieved by December 31, 1998, the additional 25,000 shares of Paradigm Common Stock will be forfeited. The "site traffic" as used herein will be defined in the definitive Acquisition Agreement. The parties will also seek to address in the definitive Acquisition Agreement the impact of conversion of the "Addicted to Noise" website or any portion thereof to a subscription basis. The Paradigm Common Stock will be available to satisfy indemnity claims by Paradigm.

         b. At the Closing, Paradigm will also deliver to Goldberg (i) a promissory note of Paradigm in the amount of $25,000 payable in a lump sum on the first anniversary of the

Closing, (ii) a second promissory note in the amount of $151,145.39, payable in 12 equal monthly installments beginning one month after the Closing, and (iii) a check or wire transfer in an amount equal to the ordinary course operating expenses of the ATN Business due to third parties which are accrued and unpaid as of the Closing in an amount not to exceed $44,000. The promissory notes will bear interest at a variable rate equal to the "prime rate" of Bank of America (San Francisco Main Branch) and will be subject to set-off for indemnity claims of Paradigm.

2. Assets and Liabilities Included. The Assets to be acquired will include, without limitation, the software code for the "Addicted to Noise" web site at www.addict.com and all other ATN software codes, designs, databases and documentation therefor, trademarks, business plans and financial budgets and potential customer contact lists. They will also include all cash, cash equivalents and accounts receivable of the ATN Business as of the Closing Date and such of the ATN Business contracts (customer contracts, employment contracts and independent contractor agreements) as Paradigm elects upon review to continue. The Assets will not include those assets designated as "excluded assets" on Exhibit A hereto. The liabilities to be assumed will be limited to: legal and accounting fees and disbursements incurred by the ATN Business (exclusive of those referred to in paragraph 10); other third-party operating liabilities of the ATN Business arising in the ordinary course of business; and the obligations of Goldberg arising under the Settlement and Release Agreement between Goldberg and Jeff Gold dated August 7, 1995; provided, that the liabilities so assumed, other than the liabilities under the Release and Settlement Agreement, will (i) be limited to those liabilities reflected on a financial statement of the ATN Business as of January 31, 1997 (which will not exceed $44,000 in the aggregate) plus liabilities arising in the ordinary course of business after that date, and (ii) be reduced by the amount of the cash payment at Closing referrred to in paragraph 1. No indebtedness for money borrowed will be assumed.

3. Operation of the Business Pending Closing; Access. From the date of this letter until the Closing, except as may be otherwise agreed between Paradigm and Goldberg,

         a. The ATN Business will be operated in the ordinary course in accordance with historical practices and in such manner as to preserve and continue all of its relationships with employees, customers, suppliers [and artists] to the extent deemed prudent by current management.

         b. There will be no sale or other disposition of ATN assets except for inventory held for sale which is sold in the ordinary course of business. The ATN Business will not incur any obligations or commitments (including commitments for capital expenditures, joint venture arrangements and licensing arrangement) except in the ordinary course of business.

         c. Paradigm and its representatives (including professionals) will be given full and prompt access at all reasonable times on reasonable notice to the facilities, books, records and all information regarding the ATN Business and its assets and business for the purpose of completing its due diligence.

4. Definitive Agreement. Promptly following execution of this letter, Paradigm shall prepare and the parties shall negotiate and endeavor to execute a definitive asset purchase agreement (the "Acquisition Agreement") embodying the terms of this letter and containing such other provisions as are customary and mutually agreed to. The Acquisition Agreement will contain or provide customary provisions including, among other matters:

         a. An allocation of the purchase price among the Assets of ATN to be acquired by Paradigm.

         b. Representations and warranties, including representations and warranties as to: title to the Assets; no conflict with material agreements or applicable law; requirements for consents and approvals; accuracy of financial statements; undisclosed liabilities; receivables and inventory; taxes; absence of material changes or events since 1/1/96; condition of property; status of trademarks and other intellectual property; list and status of material agreements; absence of burdensome agreements or commitments; absence of litigation; compliance with laws (including environmental matters); insurance, product liability and warranty claims; benefit plans (ERISA); labor relations; sufficiency of rights and assets to conduct business; and related party transactions.

         c. Covenants pending closing, including covenants incorporating the obligations in paragraph 3 of this letter and restricting changes to the assets, businesses, operations, procedures or structures of the ATN Business prior to the Closing.

         d. Closing conditions, including: absence of material adverse change; no breach of or change in representations, warranties or covenants; delivery of certificates and legal opinions; obtaining of necessary consents and approvals; completion of due diligence investigations to the reasonable satisfaction of Paradigm; execution of the employment agreement with Goldberg referred to in paragraph 5(a) below.

         e. Goldberg's representations and warranties will survive the Closing. Breaches of such representations and warranties, and liabilities of Goldberg or the ATN Business not expressly assumed by Paradigm or SonicNet, will give rise to a right on the part of Paradigm to indemnification for costs, liabilities and damages incurred.

5. Continuing Arrangements.

         a. SonicNet will enter into a three-year employment agreement with Goldberg, which will provide for base compensation of $105,000 in the first contract year (Closing Date to the first anniversary of the Closing Date), $115,000 in the second contract year and $125,000 in the third contract year. The employment agreement will also provide for cash performance bonuses of 25-50% of base compensation, subject to achievement of operating targets.

         b. SonicNet will engage in good faith negotiations to employ David Hyman and Jon Luini on mutually acceptable terms.

         c. Following the Closing, the operations of SonicNet and ATN will be combined. All strategic planning and long-term business development decisions of SonicNet/ATN will be made by a Management Committee, consisting of the CEO and the CFO of Paradigm, the CEO of SonicNet, Nicholas Butterworth and Goldberg.

         d. Goldberg will open a West Coast office for SonicNet/ATN in commercial premises in San Francisco (which office, at the option of Paradigm, may also serve as the West Coast office of Paradigm), from which he will continue to operate the ATN portion of the combined business. The West Coast office will have available all reasonable resources necessary to conduct the ATN Business and West Coast operations of SonicNet. The office space and all other commitments to be undertaken in connection with the West Coast office will be subject to review and final approval by Paradigm.

         e. Goldberg, as head of the ATN portion of the combined ATN/SonicNet, will report to Nicholas Butterworth with respect to all editorial projects which may be undertaken and/or maintained in the West Coast offices of SonicNet/ATN.

         f. Goldberg will be subject to the same restrictions on his Paradigm Common Stock as other Paradigm stockholders prior to a Paradigm public offering.

         g. Paradigm will invest in SonicNet/ATN during the 12 months beginning January 9, 1997 such amounts, up to $2 million, as shall be necessary to enable SonicNet/ATN to continue to operate in the ordinary course; provideed, however, that nothing contained herein shall be construed to prevent the Management Committee from modifying the strategic focus and business priorities of SonicNet/ATN.

         h. If, following the Closing, Goldberg or SonicNet (as successor to the ATN Business) is assessed any liability arising out of Goldberg's failure to pay payroll or withholding taxes, disability insurance or other payroll charges with respect to persons hired by him as independent contractors in 1995 and 1996, SonicNet will advance the funds to cover such liabilility and may charge Goldberg only by set-off against the promissory notes or claim against the Paradigm Common Stock referred to in paragraph 1. Nothing in this paragraph shall be construed as an agreement by Paradigm or SonicNet to assume any such liability.

6. Exclusivity. From the date of this letter for a period of 60 days, or until execution of a definitive Acquisition Agreement (which will continue such period until the Closing), or until termination of negotiations by Paradigm by written notice to Goldberg prior to the execution of a definitive Acquisition Agreement or until 30 days after termination of negotiations by Goldberg by written notice to Paradigm prior to execution of a definitive Acquisition Agreement, whichever is the earliest, Goldberg shall negotiate exclusively with Paradigm with respect to the proposed acquisition and will not directly or indirectly through financial advisors, brokers or other agents, solicit the submission of inquiries, proposals or offers from any other person or entity relating to any sale of any material portion of the assets of the ATN Business or any other form of business combination involving the ATN Business (collectively, a "Business Combination") or participate in any discussion or negotiations regarding any such Business Combination or furnish to any other person or entity any information with respect to the business or assets of the ATN Business for the purpose of evaluating any potential Business Combination. Goldberg shall not authorize or permit his financial or other advisors to violate the provisions of this paragraph.

7. Closing. The parties will endeavor to negotiate and execute a Acquisition Agreement as soon as practicable and to achieve a Closing by March 15, 1997.

8. Governing Law. This letter, to the extent binding upon the parties as provided below, shall be governed by and interpreted in accordance with the laws of the State of New York applicable to agreement made and to be performed therein.

9. Binding Effect. This letter constitutes an expression of intent on the part of the Paradigm and Goldberg and except as provided below shall not be binding for any purpose unless and until a definitive Acquisition Agreement shall have been executed between the parties; provided that the provisions of paragraph 6 are intended to be and shall be binding upon Goldberg in accordance with its terms and the provisions of paragraph 10 are intended to be and shall be finding upon Paradigm in accordance with its terms. No party is obligated to sign a definitive Acquisition Agreement.

10. Expenses. Paradigm will reimburse Goldberg for up to $20,000 of legal and accounting fees and expenses incurred by Goldberg in connection with the negotiation and consummation of the transactions contemplated hereby, subject to closing of such transactions. Subject to the preceding sentence, Paradigm and Goldberg each agrees to bear all of its or his own expenses in connection with the execution, delivery and performance of this letter of intent and the consummation of the transaction herein contemplated, except as otherwise provided in the Acquisition Agreement.

         Please indicate your agreement to the foregoing by signing and returning to the undersigned the enclosed copy of this letter. Upon receipt of an executed copy of this letter signed by you, it shall become a binding agreement to the extent provided in paragraph 9 and we shall proceed forward as contemplated in this letter.

                                     Very truly yours,

                                     PARADIGM MUSIC ENTERTAINMENT
                                     COMPANY


                                     By:_______________________________
                                           Thomas McPartland, President & CEO

Agreed and Accepted



________________________________
Michael Goldberg